UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS

THIRD-QUARTER 2009 FINANCIAL RESULTS

•	Universal Property & Casualty Insurance Company’s (UPCIC) policy count grows by approximately 16,000 in the third quarter to approximately 536,000 at September 30, 2009

•	Continued profitability leads to a 6.9 percent increase in stockholders’ equity at September 30, 2009, as compared to June 30, 2009

•	Cash dividends of 54 cents per share declared in 2009

Fort Lauderdale, Fla., November 6, 2009 - Universal Insurance Holdings, Inc. (the Companyor Universal) (NYSE AMEX: UVE), a vertically integrated insurance holding company, announced third-quarter 2009 net income of $11.5 million, or $0.28 per diluted share, compared to $7.4 million, or $0.19 per diluted share, in the third quarter of 2008.

Net income grew 56.2 percent for the third quarter of 2009, as compared to the same quarter last year, largely attributed to realized gains on investments and foreign currency gains on investments which offset pressure on the Company’s operating results because of state mandated wind mitigation credits and previous state mandated premium rate decreases, and increased expenses from higher reinsurance costs in 2009. As a whole, the Company’s investment portfolio has performed well, and as of September 30, 2009, contained $7.6 million of pre-tax unrealized gains. As a result of continued profitability, the Company’s balance sheet also strengthened, as stockholders’ equity increased 6.9 percent at September 30, 2009, as compared to June 30, 2009. These achievements have afforded the Company the ability to declare an aggregate of 54 cents per share in dividends in 2009, including a year-end dividend of 20 cents per share.

UPCIC, the Company's wholly-owned regulated insurance subsidiary, recently received approval from the Florida Office of Insurance Regulation (Florida OIR) for a premium rate increase for its dwelling fire program within the state of Florida. The premium rate increase, which will average approximately 14.8 percent statewide, was effective November 5, 2009 for new business and will be effective December 29, 2009 for renewal business. Also, in October 2009 the Company announced that the Florida OIR approved a premium rate increase averaging 14.6 percent statewide for UPCIC’s homeowner’s program within the state of Florida. The effective dates for the premium rate increase are October 22, 2009, for new business and December 11, 2009, for renewal business. These approvals follow the February 2009 Florida OIR approval of UPCIC’s premium rate increases of 4.8 percent

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UIH Q3 2009 Results

statewide for homeowners’ policies and 4.7 percent statewide for dwelling fire policies, which are flowing through UPCIC’s book of business. The Company anticipates that these premium rate increases will help mitigate increased operating expenses, which are partially a result of increased reinsurance costs for the 2009 period. Furthermore, the Company expects that the premium rate increases will improve profitability as they become implemented across UPCIC’s book of business.

UPCIC’s policy count continues to show growth. UPCIC is in the early stages of writing policies in South Carolina, North Carolina, and Hawaii and the Company intends to grow UPCIC’s presence in these new markets as the Company continues to expand relationships with independent agents. UPCIC also intends to write property and casualty insurance in Georgia pending the approval of its rates and forms by the Georgia Department of Insurance.

In Texas, the Company has submitted an application to form a separate property and casualty insurance subsidiary to write property and casualty coverage which remains under review by the Texas Department of Insurance. The Company also believes that new opportunities exist within the Florida insurance market for American Platinum Property and Casualty Insurance Company, which is Universal’s subsidiary that intends to write insurance in the state of Florida in the lines of homeowners’ multi-peril and inland marine on homes valued in excess of $1 million, a product offering not currently marketed through UPCIC, upon approval from the Florida OIR.

Third-Quarter Results

Net income increased 56.2 percent to $11.5 million, or $0.28 per diluted share, for the three-month period ended September 30, 2009, from $7.4 million, or $0.19 per diluted share, for the same period of 2008. The improvement in net income and earnings per diluted share in the third quarter of 2009 was primarily a result of $12.1 million of pre-tax realized gains on investments and $6.1 million of pre-tax foreign currency gains on investments during the 2009 third quarter, as compared to no realized gains on investments or foreign currency gains on investments during the 2008 third quarter.

Comprehensive income increased by approximately $504 thousand during the 2009 third quarter, as compared to the same quarter last year, as a result of increased net income and a decrease in net unrealized gains on investments, net of tax, of $3.6 million. The change in net unrealized gains on investments, net of tax, was also impacted by market value fluctuations within the Company’s investment portfolio during the 2009 third quarter. As of September 30, 2009, the Company’s investment portfolio contained $7.6 million of pre-tax unrealized gains on investments. The Company did not hold any fixed maturities or equity securities during the 2008 third quarter.

UPCIC saw continued growth in its policy count, servicing approximately 536,000 homeowners’ and dwelling fire insurance policies as of September 30, 2009, up from 520,000 policies and 451,000 policies at June 30, 2009, and September 30, 2008, respectively. The increase in the number of policies in-force continues to be the result of heightened relationships with existing agents, an increase in the number of new agents, and continued expansion opportunities that exist within the Florida marketplace. Additionally, as previously announced, UPCIC has started to write homeowners’ insurance policies in South Carolina, North Carolina, and Hawaii. As of September 30, 2009, the

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UIH Q3 2009 Results

subsidiary has written approximately 2,800 policies totaling approximately $4.2 million of in-force premiums in those states.

In-force premiums were approximately $563.0 million as of September 30, 2009, versus $519.3 million at September 30, 2008, while direct premiums written were $134.6 million in the third quarter of 2009, compared to $124.7 million for the same period of 2008. In-force premiums at June 30, 2009, were approximately $550.7 million.

Notwithstanding an increase in the number of homeowners’ and dwelling fire insurance policies serviced by UPCIC and related growth in direct premiums written during the 2009 third quarter, net premiums earned decreased 14.0 percent to $32.8 million in the third quarter of 2009, from $38.1 million in the 2008 third quarter, as a result of a decrease in net premiums written. These decreases were a result of state mandated wind mitigation discounts and previous state mandated premium rate decreases, and the effects of higher reinsurance costs in the 2009 period.

UPCIC recognized a higher volume of premium discounts in response to a state-required wind mitigation discount program available to policyholders, which have had a continued significant negative effect on UPCIC’s premium volume and impacted net income. As of September 30, 2009, 43.0 percent of UPCIC policyholders were receiving wind mitigation credits totaling $210.3 million, (a 27.5 percent reduction of in-force premium), while 27.3 percent of UPCIC policyholders were receiving wind mitigation credits totaling $97.8 million, (a 16.0 percent reduction of in-force premium), at September 30, 2008.

Premium rates decreased 4.1 percent statewide for homeowners’ policies and 0.2 percent statewide for dwelling fire policies as required by the Florida legislature in January 2008 for the homeowners’ program and March 2008 for the dwelling fire program. The effect of these rate decreases on existing policies and the corresponding premium decreases in direct written premium was fully recognized in UPCIC’s policies by early 2009. In February 2009, rate increases of 4.8 percent statewide for homeowners’ policies and 4.7 percent statewide for dwelling fire policies were approved by the Florida OIR and implemented in February 2009, for new business and April 2009, for renewal business. In October 2009, rate increases of 14.6 percent statewide for UPCIC’s homeowner’s program were approved by the Florida OIR and implemented in October 2009 for new business, and will be implemented in December 2009, for renewal business. Most recently, average rate increases of approximately 14.8 percent statewide for UPCIC’s dwelling fire policies were approved by the Florida OIR and were effective on November 5, 2009 for new business, and will be effective December 29, 2009, for renewal business. UPCIC expects these premium rate increases to help mitigate increased operating expenses, partially a result of increased reinsurance costs for the 2009 period, and improve profitability as they become implemented across UPCIC’s book of business.

Net investment income decreased 47.1 percent to approximately $587 thousand for the three-month period ended September 30, 2009, from $1.1 million for the same period of 2008. Net investment income is comprised primarily of interest and dividends. The decrease is primarily because of changes

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UIH Q3 2009 Results

in the composition of the Company’s investment portfolio during the three-month period ended September 30, 2009.

Realized gains on investments increased to $12.1 million for the three-month period ended September 30, 2009, from no realized gains on investments for the three-month period ended September 30, 2008. The increase is a result of the expansion of the Company’s investment portfolio into fixed securities and equity securities and the related sales of certain of these securities.

Foreign currency gains on investments increased to $6.1 million for the three-month period ended September 30, 2009, from no foreign currency gains on investments during the same period ended 2008. Foreign currency gains increased in the current period as a result of the expansion of the Company’s investment portfolio into fixed maturities and equity securities, which are denominated in currencies other than the U.S. dollar, and the related sales of certain of these securities.

The Company’s commission revenue increased 21.4 percent to $8.1 million in the 2009 third quarter, from $6.7 million in the same quarter last year. Commission revenue is comprised principally of the managing general agent’s policy fee income and service fee income on all new and renewal insurance policies, reinsurance commission sharing agreements, and commissions generated from agency operations. The increase is primarily attributable to an increase in reinsurance commission sharing of approximately $1.1 million, and an increase in the managing general agent’s policy fee income of approximately $303 thousand.

In the third quarter of 2009, net losses and loss adjustment expenses (LAE) increased 0.6 percent to $23.8 million from $23.6 million in the third quarter of 2008. During the third quarter of 2008, the Company incurred net losses and LAE of approximately $2.9 million related to tropical storm Fay. While there was an absence of incurred net losses and LAE related to adverse weather events during the third quarter of 2009, the Company incurred an increase in net losses and LAE in connection with the servicing of additional policies.

The net loss ratio, which is derived from net losses and LAE as a percentage of net earned premium, for the three-month period ended September 30, 2009 was 72.6 percent compared to 62.0 percent for the same period of 2008. The increase in the net loss ratio is attributable to the increase in net losses and LAE incurred, coupled with a decrease in net earned premium in the 2009 quarter as compared to the 2008 quarter.

Net premiums earned decreased 14.0 percent in the third quarter of 2009 as compared to the same quarter last year, and the average premium per policy decreased significantly because of the wind mitigation credits and premium rate decreases. At September 30, 2009, UPCIC was servicing approximately 536,000 homeowners’ and dwelling fire insurance policies with in-force premiums of approximately $563.0 million, or an average of $1,050 per policy, while the amount of policies UPCIC was servicing at September 30, 2008 was approximately 451,000 with in-force premiums of approximately $519.3 million, or an average of $1,151. Consequently, as a result of increased net losses and LAE in connection with the servicing of additional policies, the net loss and LAE ratio increased

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UIH Q3 2009 Results

significantly for the 2009 period. Additionally, total reinsurance costs were higher for the 2009 period as compared to the 2008 period, which reduced net earned premium.

Third-quarter 2009 general and administrative expenses increased 57.8 percent to $18.7 million from $11.8 million in the 2008 third quarter. The increase in general and administrative expenses was due to several factors including lower ceding commissions, increased salaries for existing employees and higher employee count due to business growth. On a year-over-year basis, during the 2009 third quarter ceding commissions decreased as a result of the quota share reinsurance commission rate reduction to 25 percent for the 2009 to 2010 contract year from 31 percent for the 2008 to 2009 contract year. Deferred policy acquisition costs were also affected by this reduction. As mentioned above, UPCIC’s recent premium rate increases are anticipated to mitigate increased operating expenses as they begin to flow through UPCIC’s book of business.

At September 30, 2009, stockholders’ equity increased to $126.9 million from $118.7 million at June 30, 2009, representing growth of 6.9 percent. As of September 30, 2009, UPCIC’s statutory capital and surplus was $102.7 million versus $103.1 million at June 30, 2009.

Year-End Cash Dividend

On November 3, 2009, Universal’s board of directors declared a cash dividend of $0.20 per share payable on December 4, 2009 to shareholders of record as of November 16, 2009. The board of directors’ decision to declare the dividend reflected the Company's positive results through the third quarter of 2009 and management’s assessment of the Company’s business and corporate needs.

Investment Portfolio Update

As of September 30, 2009, the Company’s investments in equity securities and fixed maturities totaled $89.4 million, as compared to $208.6 million at June 30, 2009. The reduction of investments in fixed maturities and equity securities within the investment portfolio during the third quarter of 2009 relates to the sale of certain of these securities, which contributed to an increased cash position at September 30, 2009, as compared to June 30, 2009. At September 30, 2009, approximately 79.2 percent of the investments were in equity securities considered available for sale and 20.8 percent were in fixed maturities available for sale. As of September 30, 2009, the Company’s investment portfolio contained $7.6 million of pre-tax unrealized gains.

The equity security positions continue to be comprised of holdings in natural resources sectors including metals, energy, and agriculture. At this time, the Company does not participate in swaps, options, futures or forward contracts to hedge or enhance the investment portfolio; however, in the future the Company may use swaps, options, futures or forward contracts to hedge unrealized gains.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (UIH) is a vertically integrated insurance holding company, which through its various subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of UIH, is one of the five leading writers of homeowners’

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UIH Q3 2009 Results

insurance in Florida and is now fully licensed and has commenced its operations in Georgia, Hawaii, North Carolina and South Carolina. Additionally, the Company has filed an application to the Texas Department of Insurance to form a separate property and casualty subsidiary to write homeowners’ insurance coverage in Texas. For additional information on the Company, please visit our investor relations Web site at www.universalinsuranceholdings.com

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company's Form 10-K for the year ended December 31, 2008, and the Company's Form 10-Q for the quarterly period ended September 30, 2009, for a discussion of the risk factors that could affect its operations.  Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships; the Company’s financial stability rating; product pricing and revenues; and the effect of Federal or state laws and regulations. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov.  The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans, and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

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UIH Q3 2009 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine		For the Three
	Months Ended September 30,		Months Ended September 30,
	2009	2008	2009	2008
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$ 436,610,689	$ 394,304,531	$ 134,626,400	$124,718,631
Ceded premiums written	(328,518,186)	(275,284,862)	(104,152,022)	(91,295,102)
Net premiums written	108,092,503	119,019,669	30,474,378	33,423,529
(Increase) decrease in net unearned premium	(200,377)	(9,679,531)	2,283,358	4,659,359
Premiums earned, net	107,892,126	109,340,138	32,757,736	38,082,888
Net investment income	1,385,007	3,628,472	586,525	1,109,770
Realized gains on investments	13,588,681	-	12,136,072	-
Foreign currency gains on investments	6,156,945	-	6,084,629	-
Commission revenue	23,413,086	20,526,922	8,105,468	6,677,703
Other revenue	4,214,347	3,658,373	1,312,617	1,304,663

Total premiums earned and other revenues	156,650,192	137,153,905	60,983,047	47,175,024

OPERATING COSTS AND EXPENSES

Losses and loss adjustment expenses	68,695,552	53,861,445	23,768,729	23,619,417
General and administrative expenses	36,789,168	29,316,796	18,674,744	11,832,474

Total operating costs and expenses	105,484,720	83,178,241	42,443,473	35,451,891

INCOME BEFORE INCOME TAXES	51,165,472	53,975,664	18,539,574	11,723,133

Income taxes, current	16,127,712	22,006,536	7,178,058	3,968,670
Income taxes, deferred	3,446,852	(909,992)	(153,004)	381,809
Income taxes, net	19,574,564	21,096,544	7,025,054	4,350,479

NET INCOME	$ 31,590,908	$ 32,879,120	$ 11,514,520	$ 7,372,654

Basic net income per common share	$ 0.84	$ 0.88	$ 0.31	$ 0.20
Weighted average of common shares outstanding - Basic	37,601,409	37,448,000	37,625,013	37,500,000

Fully diluted net income per share	$ 0.78	$ 0.81	$ 0.28	$ 0.19
Weighted average of common shares outstanding - Diluted	40,374,409	40,530,000	40,671,509	39,926,000

Cash dividend declared per common share	$ 0.34	$ 0.20	$ -	$ 0.10

	For the Nine		For the Three
	Months Ended September 30,		Months Ended September 30,
	2009	2008	2009	2008
Comprehensive Income:
Net income	$ 31,590,908	$ 32,879,120	$ 11,514,520	$ 7,372,654
Change in net unrealized gains on investments, net of tax	4,590,905	-	(3,638,071)	-

Comprehensive Income	$ 36,181,813	$ 32,879,120	$ 7,876,449	$ 7,372,654

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UIH Q3 2009 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
ASSETS	2009	2008
Cash and cash equivalents	$ 275,042,884	$ 256,964,637
Investments
Fixed maturities held to maturity, at amortized cost	-	4,334,405
Fixed maturities available for sale, at fair value	18,575,023	-
Equity securities available for sale, at fair value	70,785,948	1,314,370
Real estate, net	3,322,298	3,399,609
Prepaid reinsurance premiums	207,851,243	173,046,776
Reinsurance recoverables	48,631,361	44,009,847
Premiums receivable, net	44,307,299	40,358,720
Receivable from securities	5,386,709	-
Accrued investment income	96,092	102,187
Other receivables	5,232,569	2,545,292
Income taxes recoverable	907,597	2,482,923
Property and equipment, net	1,114,877	864,125
Deferred policy acquisition costs, net	9,116,132	407,946
Deferred income taxes	7,783,514	14,113,463
Other assets	823,134	692,612
Total assets	$ 698,976,680	$ 544,636,912

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$ 98,263,500	$ 87,947,774
Unearned premiums	293,494,305	258,489,460
Accounts payable	3,205,674	3,147,260
Bank overdraft	20,258,937	15,699,930
Payable for securities	8,182,205	1,273,941
Reinsurance payable, net	79,948,331	23,984,248
Income taxes payable	235,571	-
Dividends payable	4,516,460	-
Other accrued expenses	22,960,397	14,680,443
Advance premiums	16,016,282	12,860,201
Long-term debt	25,000,000	25,000,000
Total liabilities	572,081,662	443,083,257

STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock, $.01 par value	1,087	1,387
Authorized shares - 1,000,000
Issued shares - 108,640 and 138,640
Outstanding shares - 108,640 and 138,640
Minimum liquidation preference - $288,190 and $1,419,700
Common stock, $.01 par value	402,528	401,578
Authorized shares - 55,000,000
Issued shares - 40,253,019 and 40,158,019
Outstanding shares - 37,644,036 and 37,542,172
Treasury shares, at cost - 1,747,983 and 1,709,847 shares	(7,571,305)	(7,381,768)
Common stock held in trust, at cost - 861,000 and 906,000 shares	(697,410)	(733,860)
Additional paid-in capital	35,706,602	33,587,414
Accumulated other comprehensive income, net of taxes	4,615,739	24,834
Retained earnings	94,437,777	75,654,070
Total stockholders' equity	126,895,018	101,553,655
Total liabilities and stockholders' equity	$ 698,976,680	$ 544,636,912

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